Exhibit 99.2
Property Information: Acquisition Price: $33.0M (Approximately $130K$150k(1) per room) Location: Downtown Minneapolis, MN Acquired: September 29, 2010 Rooms: 140 Type: Upper-Upscale, Full-Service Built: 1915 Renovated: Converted to a hotel in 2000 Property Amenities: 140 guest rooms, including 21 suites and a 3,500 SF Presidential Suite Over 6,500 SF of flexible meeting space across 7 rooms, including a 4,500 SF ballroom 58,000 SF luxury Life Time Fitness Athletic Club and Life Spa and 10,000 square foot Zahtar restaurant Three executive boardrooms The Finale Lounge Valet parking Full-service business center Direct connection to downtown Minneapolis Skyway pedestrian system Market Highlights: Market Overview: Highly educated labor force diversifies the citys industrial base 4th most Fortune 500 in the U.S. Downtown Minneapolis is consistently ranked as one of the best places to live and work Diversified labor force; unemployment rate below the national average Minneapolis Convention Center contributed over 450,000 room nights in 2008 (Exterior) Demand Generators: Life Time Athletic Club and Life Spa - 58,000 SF luxury Athletic club and spa that was formerly the notable Minneapolis Athletic Club (expires June 2019) Strong corporate environment - 10 Fortune 500 companies Minneapolis Convention Center - 480,000 SF state-of-the-art space Tourism and entertainment - 5 professional sports franchises in the Minneapolis St. Paul area - Mall of America - Guthrie Theater - Walker Art Center - Minneapolis Institute of Art - Riverfront District The region is 2nd only to New York in live theater per capita (1) Approximately $12M 15M of value associated with the Life Time Athletic Club and Zahtar restaurant; per room estimate is the average per room value associated with the hotel based on the aforementioned range (2) Based on previously disclosed forecasted net operating income after capital reserves Historic Performance and Valuation: Estimated Discount to Replacement Cost: 60% 2009 Occupancy 61% 2009 ADR: $ 176 Forward 12-Month Cap Rate (Projected NOI) (2) : 5.5%-6.5% (Life Time Athletic Club Pool) (Entrance) Competitive Set: Map Year Hotels Marker Rooms Opened The Grand Hotel Minneapolis 140 2000 Marquette Hilton Hotel 1 281 1970 Westin Minneapolis 2 214 2007 Graves 601 Hotel 3 255 2003 Hotel Minneapolis 4 222 2008 Total (excluding The Grand Hotel) 972 Investment Highlights: Strengths Excellent downtown location Significant discount to replacement cost Unencumbered by brand or operators Strong stable cash flow from Life Time Fitness (NYSE: LTM) athletic club, spa, and restaurant lease lease expires June 2019 Opportunities Adding strong boutique brand affiliation New hotel management Healthy business travel recovery Limited new supply Cosmetic renovation Strong cash flows through aggressive asset management Distressed sale This summary information sheet contains certain forward-looking statements relating to, among other things, hotel EBITDA and hotel net operating income after capital reserves. The forward-looking statements made are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us. Actual results could differ materially from the forward-looking statements made on this summary information sheet. When we use the words projected, expected, and estimated or other similar expressions, we are identifying forward-looking statements. The forward-looking statements on this summary information sheet are subject to the safe harbor of the Private Securities Litigation Reform Act of 1995. All information on this sheet is as of September 29, 2010. We undertake no duty to update the information to conform to actual results or changes in our expectations. For additional information, please visit our website at www.pebblebrookhotels.com